EXHIBIT 23.1

PS&Co.
Padgett Stratemann & Co., LLP
Certified Public Accountants & Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement dated February 13, 2009 on Form S-4 of Royale Energy, Inc., of our report dated March 29, 2008 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” and “Selected Financial Data” in such Prospectus

/s/ Padgett Stratemann & Co., L.L.P.

Padgett, Stratemen & Co., L.L.P.
Austin, Texas
February 13, 2009

Austin San Antonio
515 Congress Avenue, Suite 1212, Austin, Texas 78701 P 512.476.0717  F 512.476.0462 www.padgett-cpa.com
An Independently Owned Member of the McGladrey Network Worldwide Services through RSM International